Exhibit 99.1

December 10, 2019	Media: Peter Lucht - 781.655.2289 Investors: Ellen A. Taylor - 203.900.6854

Citizens Financial Group Names Brendan Coughlin Head of Consumer Banking

Beth Johnson Elevated to New Enterprise-level Chief Experience Officer Role

Brad Conner will retire in March 2020

PROVIDENCE, RI — Citizens Financial Group, Inc. (NYSE: CFG) today announced that Brendan Coughlin has been named Head of Consumer Banking, effective Jan. 27, 2020. Coughlin, who was appointed to the Citizens Executive Committee in 2017 and currently leads Consumer Deposits and Lending, will report to Bruce Van Saun, Citizens Chairman and Chief Executive Officer.

In addition, Beth Johnson, currently Chief Marketing Officer and Head of Virtual Channels, has been elevated to a newly established enterprise role as Chief Experience Officer (CXO), also effective Jan. 27, 2020. Johnson, who also will report to Van Saun, will lead an organization focused on improving the customer experience by advancing the bank’s capabilities in customer analytics and digital.

Brad Conner, current Head of Consumer Banking, will retire from Citizens on March 3, 2020.

Bruce Van Saun commented: “Brad has had a tremendous impact during his more than a decade here at Citizens, overseeing the launch of numerous trailblazing capabilities and always going the extra mile to put customers first during a time of great change in the banking industry. He has been an essential partner to me and integral to our success. I wish him all the best in his life’s next chapter.”

Van Saun continued: “Brendan is a well-rounded executive leader who has developed and launched several of our most innovative offerings, including merchant point-of-sale financing partnerships with leading technology companies and education refinance products. His focus on driving innovation and improving the customer experience has directly contributed to the strong growth of our consumer business and I look forward to his further contributions as leader of our consumer bank.”

Van Saun added: “Beth is one of the sharpest strategists in the financial services industry, having already done great work in developing our digital, data and marketing capabilities. Her new Enterprise Experience organization will build on that work, partnering closely with our business lines to help provide best-in-class experiences while enabling the bank to deliver better, faster and more efficiently.”

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $164.4 billion in assets as of September 30, 2019. Headquartered in Providence, Rhode Island, Citizens offers a

Citizens Financial Group, Inc.

broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,150 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

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